UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 27, 2011

Zanett, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32589	56-4389547
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

635 Madison Avenue, 15th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 583-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act   (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act   (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act    (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.

On January 27, 2011, Zanett, Inc. (the “Company”), together with its wholly-owned subsidiary, Zanett Commercial Solutions, Inc. (“ZCS” and together with the Company, the “Borrowers”), entered into a new Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association, in its capacity as a lender and agent (the “Agent”) and the lenders party thereto.  The Credit Agreement allows for revolving credit borrowings in a principal amount of up to $10.0 million (the “Loan”).  The Agent acts as lender and letter of credit issuer under the Credit Agreement.  In general, borrowings under the Credit Agreement bear interest at either (a) LIBOR plus the applicable margin, or (b) the Base Rate (as defined in the Credit Agreement) plus the applicable margin.

The Loan will be used to provide for the Borrowers’ business purposes, including without limitation, to provide for the Borrowers’ future working capital requirements.  The Company and ZCS are jointly and severally liable for all of the obligations of each other under the Credit Agreement.  The Loan is secured by substantially all of the assets of the Borrowers.  Subject to the Agent’s right to accelerate the Loan upon the occurrence of an event of default (subject to applicable cure periods), the Borrowers must repay the Loan on January 27, 2014.  Events of default under the Credit Agreement include, but are not limited to, the following: (a)cross default in respect of certain significant contracts of the Borrowers or any of the Borrowers’ existing indebtedness that has been subordinated to the Loan; (b) the insolvency of any of the Borrowers or the appointment of a receiver or trustee for any of the Borrowers; (c) unsatisfied judgments in excess of certain threshold amounts; (d) a change of control of the Borrowers in certain circumstances; and (e) default under any of the Borrowers’ covenants under the Credit Agreement.  Some of the more important business and financial covenants are discussed below.

The Credit Agreement restricts the Borrowers from, among other things, (a) guaranteeing any other person’s obligations; (b) incurring additional indebtedness, subject to certain exceptions including the Borrowers’ present indebtedness and indebtedness that is unsecured and subordinated to the Loans; (c) granting any other liens on the assets of the Borrowers; (d) entering into any transactions outside the ordinary course of business (including merges and acquisitions); (e) entering into transaction with affiliates, except on arms-length terms; and (f) making any principal payments on subordinated debt unless the Borrowers satisfy certain conditions.

The Credit Agreement also contains restrictions on making investments in any other entity and amendments to the organizational documents of the Borrowers.  In addition, the Borrowers may not declare or pay any dividend or other distribution in cash or property (except for dividends or other distributions made by ZCS to the Company), make any cash return of capital to stockholders, make any cash liquidation preference payment or cash distribution with respect to its capital stock, or make any payments in cash or property in respect of any stock option, stock bonus, or similar plans.

Notwithstanding the foregoing, the Company may pay cash dividends after complying with certain conditions precedent set forth in the Credit Agreement, including without limitation, (a) delivery of audited financial statements that evidence compliance with the conditions precedent set forth in the Credit Agreement; (b) that the dividend not exceed the net profit for the relevant fiscal year end; (c) that the average Undrawn Availability (as defined in the Credit Agreement) for the relevant period be at least $1.5 million; (d) that no event of default under the Credit Agreement shall have occurred and be continuing on the date of the payment of the dividend; and (e) that the Borrowers be in compliance with the financial covenants set forth in the Credit Agreement.  There is also a restriction on capital expenditures limiting the aggregate amount the Borrowers may spend to $350,000 in each calendar year.  Any unused excess under this capital expenditures cap may not be carried over into future calendar years.

In addition to the business covenants, there are financial covenants in the Credit Agreement including a fixed charge coverage ratio covenant under which the Borrowers are required to maintain a fixed charge coverage ratio of not less than 1.10 to 1.0 as of the end of each relevant period.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.01 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 is incorporated herein by reference.

On January 21, 2011, the Company’s Chief Executive Officer, Claudio Guazzoni, advanced the Company $100,000 to provide interim working capital for the Company.  The Company repaid Mr. Guazzoni in full, without interest, on January 25, 2011.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Revolving Credit and Security Agreement, dated January 27, 2011, by and among Zanett, Inc., Zanett Commercial Solutions, Inc., the lenders party thereto, and PNC Bank, National Association.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZANETT, INC.

Date: February 2, 2011	By:	/s/ Dennis Harkins
Dennis Harkins
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Revolving Credit and Security Agreement, dated January 27, 2011, by and among Zanett, Inc., Zanett Commercial Solutions, Inc., the lenders party thereto, and PNC Bank, National Association.